EARNINGS RELEASE

SOURCE: Neptune Wellness Solutions Inc.

Neptune Reports Fiscal Third Quarter Ended December 31, 2022 Financial Results

•
YTD net sales $40.5 million, up 8.6% from prior year
•
Q3 net sales $12.2 million, down $2.5 million from last year,

$3.5 million of decrease attributable to sale of cannabis business

•
In Q3 Sprout outperformed Organic Shelf Stable Baby Food category, had highest sales velocity in Toddler Meals segment1and increased NA distribution to approx. 29,350 doors with Loblaws launch
•
Diluted Earnings Per Share attributable to equity holders of the company – $0.06

Company will host a conference call at 5:00 p.m. (Eastern Time) Thursday March 30, 2023, to discuss these results

LAVAL, QUÉBEC, CANADA – March 30, 2023 – Neptune Wellness Solutions Inc. ("Neptune" or the "Company") (NASDAQ: NEPT), a consumer-packaged goods company focused on plant-based, sustainable and purpose-driven lifestyle brands, today announces financial and operating results for the three-month period ending December 31, 2022.

Raymond P. Silcock, Chief Financial Officer of Neptune commented, “This is the start of our transition to a pure play consumer-packaged-goods company. On November 9, 2022 we completed the sale of our cannabis business, which resulted in a reduction of $3.5 million in cannabis sales in the third quarter. Partially as a result of this sale, and also due to other cost cutting measures, we are starting to see the positive earnings impact of reduced SG&A costs anticipated in last year’s strategic business review. SG&A for Q3 was down $9.7 million as compared to the same period last year.”

Sprout, our organic baby and toddler food brand, ramped up innovation this year and outperformed its category with the two fastest growing organic toddler meal items nationally, and the highest sales velocity in the Toddler Meals segment.1 Sprout also continued its North American expansion during Q3 by launching into Loblaws, the largest grocer in Canada, reaching a total of approximately 28,000 doors in the United States and 1,350 in Canada.

Biodroga, our nutraceutical co-manufacturing business, had year-to-date net sales of $11.8 million, up 6%, as compared to same period last year. This was driven by increased sales of MaxSimil and MaxSimil based products, which are now the most popular of Biodroga’s product lines.

Third Quarter 2023 Financial Highlights:

●
Consolidated net sales for Q3 totaled $12.2 million, down $2.5 million from prior year Lost cannabis sales versus prior year amounted to $3.5 million.
●
Gross profit in Q3 was $1.9 million, a gross margin of 15.4% of net sales, up from 11.3% for the same period last year.

●
SG&A expenses for the quarter totaled $8.7 million compared to $18.4 million for the same period last year, a reduction of 52%, primarily driven by reduced headcount in both the cannabis and Sprout businesses.
●
Net loss of $497 thousand dollars for third quarter compares to a net loss of $16.8 million in the prior year, an improvement of $16.3 million primarily due to the reduced SG&A ($9.7 million) as well as from the gain on the revaluation of the derivatives net of the one day loss on issuance ($7.4 million).
●
Adjusted EBITDA loss for the quarter totaled $5.1 million compared to a $14.2 million loss for the same quarter last year.

Third Quarter Events and Recent Business Highlights:

•
Completed the divestiture on November 9, 2022 of the cannabis assets, including the Sherbrooke plant and the Mood Ring and PanHash brands.
•
Announced an accounts receivable factoring facility of up to $5 million for its Sprout Organics baby food brand.
•
Sprout now has the two fastest growing organic meal items nationally, and the highest sales velocity in the Toddler Meals segment.1
•
Sprout achieved strong fill rate of 85% for the third fiscal quarter.
•
Biodroga continues to report strong growth year-over-year, driven by MaxSimil.

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1)
Sales velocity: Sales dollars per total point of distribution; Nielsen AOD; Total US xAOC Latest 13 W/E 12-31-22

Conference Call Details:

The Company will host a conference call at 5:00 p.m. (Eastern Time) on Thursday March 30, 2023 to discuss these results. The conference call will be webcast live and can be accessed by registering on the Events and Presentations portion of Neptune's Investor Relations website at www.investors.neptunewellness.com. The webcast will be archived for approximately 90 days.

ADJUSTED EBITDA

Although the concept of Adjusted EBITDA is not a financial or accounting measure defined under US GAAP and it may not be comparable to other issuers, it is widely used by companies. Neptune obtains its Adjusted EBITDA measurement by excluding from its net loss the following items: net finance costs (income), depreciation and amortization, and income tax expense (recovery). Other items such as equity classified stock-based compensation, non-employee compensation related to warrants, impairment losses on non-financial assets, revaluations of derivatives, costs related to conversion from IFRS to US GAAP and other changes in fair values are also added back to Neptune’s net loss. The exclusion of net finance costs (income) eliminates the impact on earnings derived from non-operational activities. The exclusion of depreciation and amortization, stock-based compensation, non-employee compensation related to warrants, impairment losses, revaluations of derivatives and other changes in fair values eliminates the non-cash impact of such items, and the exclusion of costs related to conversion from IFRS to US GAAP, together with the other exclusions discussed above, present the results of the on-going business. From time to time, the Company may exclude additional items if it believes doing so would result in a more effective analysis of underlying operating performance. Adjusting for these items does not imply they are non-recurring. In Q4 2022, the Company added the costs related to the conversion from IFRS to US GAAP as an adjustment to the definition of Adjusted EBITDA. Adjusting for these items does not imply they are non-recurring.

About Neptune Wellness Solutions Inc.

Headquartered in Laval, Quebec, Neptune is a consumer-packaged goods company with a mission to redefine health and wellness. Neptune is focused on building a portfolio of high quality, affordable consumer products in response to long-term secular trends and market demand for natural, plant-based, sustainable and purpose-driven lifestyle brands. The Company utilizes a highly flexible, cost-efficient manufacturing and supply chain infrastructure that can be scaled to quickly adapt to consumer demand and bring new products to market through its mass retail partners and e-commerce channels. For additional information, please visit: https://neptunewellness.com/.

Disclaimer – Safe Harbor Forward–Looking Statements

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of applicable securities laws. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates, and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this news release, forward-looking statements include, among other things, statements with respect to the Company’s strategic review, expected cost savings, projected growth of Sprout and Biodroga, the success of the Company’s action plan, future increased revenues, expectations regarding expenses, cash needs, cash flow, liquidity and sources of funding, future expansion plans, initiatives and strategies of the Company, and the Company's performance, growth initiatives, profitability, future product launches and plans and gain in market share.

These forward-looking statements are based on assumptions and estimates of management of the Company at the time such statements were made. Actual future results may differ materially as forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors, among other things, include: the ability of the Company to successfully implement its strategic initiatives; implications of the COVID-19 pandemic on the Company's operations; fluctuations in general macroeconomic conditions; fluctuations in securities markets; changing consumer habits; the ability of the Company to successfully achieve its business objectives and cost cutting plans; plans for expansion; political and social uncertainties; inability to obtain adequate insurance to cover risks and hazards; the ability of the Company to obtain financing on acceptable terms, the adequacy of our capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute our business plan (either within the expected timeframe or at all); the ability of the Company to obtain financing on acceptable terms, expectations regarding the resolution of litigation and other legal and regulatory proceedings, reviews and investigations; employee relations; and the presence of laws and regulations that may impose restrictions in the markets where the Company operates. Although the forward-looking statements contained in this news release are based upon what management of the Company believes, or believed at the time, to be reasonable assumptions, the Company cannot assure shareholders that actual results will be consistent with such forward-looking statements, as there may be other factors that cause results not to be as anticipated, estimated or intended. Readers should not place undue reliance on the forward-looking statements and information contained in this news release. The Company assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Additional information regarding these and other risks and uncertainties relating to the Company's business are contained under the heading "Risk Factors" in the Company's Annual Report on Form 10-K dated July 7, 2022, for the year ended March 31, 2022.

Media Contacts:

media@neptunecorp.com

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

neptune@kcsa.com

212.896.1254

neptune WELLNESS SOLUTIONS inc.

Condensed Consolidated Interim Balance Sheets

(Unaudited) (in U.S. dollars)

	As at	As at
	December 31, 2022	March 31, 2022

Assets

Current assets:
Cash and cash equivalents	$3,404,023	$8,726,341
Short-term investment	17,540	19,255
Trade and other receivables	4,919,568	7,599,584
Prepaid expenses	2,937,662	3,983,427
Inventories	16,942,808	17,059,406
Total current assets	28,221,601	37,388,013

Property, plant and equipment	1,862,667	21,448,123
Operating lease right-of-use assets	2,144,362	2,295,263
Intangible assets	17,343,178	21,655,035
Goodwill	14,396,380	22,168,288
Total assets	$63,968,188	$104,954,722

Liabilities and Equity

Current liabilities:
Trade and other payables	$21,984,254	$22,700,849
Current portion of operating lease liabilities	489,849	641,698
Deferred revenues	—	285,004
Provisions	5,936,933	1,118,613
Liability related to warrants	1,444,058	5,570,530
Total current liabilities	29,855,094	30,316,694

Operating lease liabilities	2,229,583	2,063,421
Loans and borrowings	15,936,658	11,648,320
Other liability	23,000	88,688
Total liabilities	48,044,335	44,117,123

Shareholders' Equity:
Share capital - without par value (11,778,392 shares issued and outstanding as of December 31, 2022; 5,560,829 shares issued and outstanding as of March 31, 2022)	321,791,727	317,051,125
Warrants	6,117,600	6,079,890
Additional paid-in capital	57,303,078	55,980,367
Accumulated other comprehensive loss	(14,539,294)	(7,814,163)
Deficit	(357,075,395)	(323,181,697)
Total equity attributable to equity holders of the Company	13,597,716	48,115,522

Non-controlling interest	2,326,137	12,722,077
Total shareholders' equity	15,923,853	60,837,599

Commitments and contingencies
Subsequent events
Total liabilities and shareholders' equity	$63,968,188	$104,954,722

See accompanying notes to the condensed consolidated interim financial statements.

On behalf of the Board:

/s/ Julie Philips	/s/ Michael Cammarata
Julie Philips	Michael Cammarata
Chair of the Board	President and CEO

neptune WELLNESS SOLUTIONS inc.

Condensed Consolidated Interim Statements of Loss and Comprehensive Loss

(Unaudited) (in U.S. dollars)

For the three and nine-month periods ended December 31, 2022 and 2021

	Three-month periods ended
	December 31, 2022	December 31, 2021

Revenue from sales net of excise taxes of nil and $643,476 (2021 - $746,870 and $1,127,569 )	$11,945,092	$14,371,095
Royalty revenues	263,816	276,670
Other revenues	—	20,164
Total revenues	12,208,908	14,667,929

Cost of sales other than impairment loss on inventories, net of subsidies of nil and nil (2021 - ($3,952) and $927,753 )	(10,328,349)	(13,026,604)
Impairment gain (loss) on inventories	—	12,765
Total Cost of sales	(10,328,349)	(13,013,839)
Gross profit (loss)	1,880,559	1,654,090

Research and development expenses	(28,836)	(301,645)
Selling, general and administrative expenses, net of subsidies of nil and nil (2021 - ($427)and $100,178 )	(8,727,323)	(18,429,528)
Impairment loss related to intangible assets	—	—
Impairment loss related to property, plant and equipment	—	—
Impairment loss on assets held for sale	—	—
Impairment loss on right of use assets	(271,057)	—
Impairment loss related to goodwill	—	—
Net gain on sale of property, plant and equipment	84,998	6,490
Loss from operating activities	(7,061,659)	(17,070,593)

Finance income	—	2,956
Finance costs	(1,362,776)	(363,466)
Loss on issuance of derivatives	(1,029,614)	—
Foreign exchange gain (loss)	524,571	(601,347)
Change in revaluation of marketable securities	—	(17,640)
Gain on revaluation of derivatives	8,367,871	1,245,134
Gain on settlement of liability	66,169	—
	6,566,221	265,637
Loss before income taxes	(495,438)	(16,804,956)

Income tax (recovery) expense	(2,013)	50
Net loss	(497,451)	(16,804,906)

Other comprehensive loss
Net change in unrealized foreign currency gains (losses) on translation of net investments in foreign operations (tax effect of nil for all periods)	(231,490)	332,074
Total other comprehensive loss	(231,490)	332,074

Total comprehensive loss	$(728,941)	$(16,472,832)

Net income (loss) attributable to:
Equity holders of the Company	$1,288,110	$(15,009,015)
Non-controlling interest	(1,785,561)	(1,795,891)
Net loss	$(497,451)	$(16,804,906)

Total comprehensive income (loss) attributable to:
Equity holders of the Company	$1,056,620	$(14,676,941)
Non-controlling interest	(1,785,561)	(1,795,891)
Total comprehensive loss	$(728,941)	$(16,472,832)

Basic income (loss) per share attributable to:
Common Shareholders of the Company	$0.06	$(3.14)

Diluted income (loss) per share attributable to:
Common Shareholders of the Company	$0.06	$(3.14)

Basic weighted average number of common shares	11,030,838	4,781,190
Diluted weighted average number of common shares	11,094,967	4,781,190

neptune WELLNESS SOLUTIONS inc.

Condensed Consolidated Interim Statements of Cash Flows

(Unaudited) (in U.S. dollars)

For the three and nine-month periods ended December 31, 2022 and 2021

	Nine-month periods ended
	December 31, 2022	December 31, 2021

Cash flows from operating activities:
Net loss for the period	$(44,289,638)	$(47,762,688)
Adjustments:
Depreciation of property, plant and equipment	652,196	2,135,961
Non-cash lease expense	385,800	563,428
Amortization of intangible assets	1,352,787	2,436,219
Impairment loss on goodwill	7,570,471	—
Share-based payment	2,832,438	6,251,713
Impairment loss on inventories	3,079,997	2,996,333
Expected credit losses	496,846	1,978,705
Non-employee compensation related to warrants	—	178,917
Loss on issuance of derivatives	3,156,569	—
Net finance expense	2,656,865	1,170,069
Unrealized foreign exchange (gain) loss	(6,545,401)	10,568
Change in revaluation of marketable securities	—	107,564
Interest received	1,440	7,796
Interest paid	(215,019)	(961,463)
Gain on settlement of liability	(66,169)	—
Revaluation of derivatives	(16,083,681)	(8,706,973)
Impairment loss on property, plant and equipment	—	2,404,459
Impairment loss on assets held for sale	15,346,119	—
Impairment loss on right-of-use assets	271,057	—
Impairment loss on intangibles	2,593,529	—
Payment of lease liabilities	(253,795)	(236,802)
Income tax expense	14,543	11,894
Net gains from sale of property, plant and equipment	(170,000)	—
Changes in operating assets and liabilities	6,543,514	(6,394,409)
Income taxes paid	(360)	(11,894)
Net cash used in operating activities	(20,669,892)	(43,820,603)
Cash flows from investing activities:
Proceeds on sale of assets	170,000	—
Proceeds from the sale of Cannabis assets	3,121,778	—
Acquisition of property, plant and equipment	(601,743)	(1,034,982)
Acquisition of intangible assets	—	(434,168)
Sales of Acasti shares	—	44,509
Net cash provided by (used in) investing activities:	2,690,035	(1,424,641)
Cash flows from financing activities:
Increase in loans and borrowings, net of financing fees	3,800,000	—
Withholding taxes paid pursuant to the settlement of non-treasury RSUs	(574,153)	(978,699)
Gross proceeds from the issuance of shares and warrants through a Direct Offering	5,000,002	—
Proceeds from the issuance of shares and warrants through a Registered Direct Offering Priced At-The-Market and Concurrent Private Placement	6,000,002	—
Warrants issuance costs	(1,330,211)	—
Proceeds from exercise of options and pre-funded warrants	65	—
Net cash provided by (used in) financing activities:	12,895,705	(978,699)
Foreign exchange loss on cash and cash equivalents	(238,166)	(454,341)
Net decrease in cash and cash equivalents	(5,322,318)	(46,678,284)
Cash and cash equivalents, beginning of period	8,726,341	59,836,889
Cash and cash equivalents as at December 31, 2022 and 2021	$3,404,023	$13,158,605

Cash and cash equivalents is comprised of:
Cash	$3,404,023	$13,158,605

See accompanying notes to the condensed consolidated interim financial statements.

neptune WELLNESS SOLUTIONS inc.

Condensed Consolidated Interim Statements of Cash Flows (continued)

(Unaudited) (in U.S. dollars)

For the three and nine-month periods ended December 31, 2022 and 2021

Additional cash flow disclosure:

Changes in operating assets and liabilities:

	Nine-month periods ended
	December 31, 2022	December 31, 2021

Trade and other receivables	$2,489,793	$(2,541,426)
Prepaid expenses	798,493	(2,162,076)
Inventories	(2,544,635)	(2,720,569)
Trade and other payables	1,599,623	2,684,869
Deferred revenues	(285,006)	(303,765)
Provisions	4,550,934	(1,112,762)
Other liabilities	(65,688)	(238,680)
Changes in operating assets and liabilities	$6,543,514	$(6,394,409)